EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical – Daniel Movens or Jitendra Doshi – P: (313) 871-8400

Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

Caraco Pharmaceutical Laboratories Ltd. Reports Solid Sales Growth and Profit for Q1 Fiscal 2007 Net Sales Rise over 40%

DETROIT, July 24, 2006 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted record net sales for Q1 of fiscal 2007, ended June 30, 2006 of $24.8 million as compared to $17.6 million for the corresponding period of fiscal 2006, representing over 40% growth. During Q1 fiscal 2007 net income grew to $5.0 million as compared to $1.6 million in net income for the corresponding period of fiscal 2006.

Daniel H. Movens, Caraco’s Chief Executive Officer, said “The Company continues to head in the right direction. Considering the previous quarter ended March 31, 2006 included initial sales from our launch of our generic version Ultracet® and we still outperformed that quarter, it is satisfying to see and proves our team continues to perform well on the execution of our plan”.

Q1 results Fiscal 2007

During the first quarter of fiscal 2007, net sales rose to a record $24.8 million from $17.6 million for the corresponding period of fiscal 2006. This represents a 41% increase over Q1 fiscal 2006. Gross profit during the relevant periods improved to $13.0 million, as compared to $8.2 million for the corresponding period of fiscal 2006 reflecting an increase of 58.5%. The improvements in gross profit were primarily due to increased sales, an improved balance in the mix of customers or class of trade and product selection being sold, offset in part by price erosion.

SG&A expenses for first quarter of fiscal 2007 were $2.1 million compared to $1.7 million for the corresponding period of fiscal 2006. The percentage of SG&A dropped over 1% in Q1 fiscal 2007 to 8.6% of sales, as compared to 9.7% in the corresponding period of fiscal 2006.

Total R&D expenses were $6.1 million for Q1 fiscal 2007, as compared to $4.9 million for the corresponding period of fiscal 2006. The increase in R&D is primarily due to costs associated with our technology transfer agreement with Sun Global and associated development activities. The agreement generally provides technical product development support in order for Caraco to file 25 products with the FDA for approval. There are only 3 products remaining to be transferred and pass biostudies as part of this product agreement. Two ANDAs were filed in Q1 fiscal 2007 bringing our total to 15 products pending approval at the FDA

The result was a net income of $5.0 million ($0.13 income per diluted share) for Q1 fiscal 2007, as compared to a net income of $1.6 million, ($0.05 income per diluted share), for the corresponding period of fiscal 2006.

“Our current operating cash position continues to improve and we remain free of debt. We generated $6.8 million in cash in the first quarter of fiscal 2007 as compared to the utilization of

$0.8 million from operations during the corresponding period of fiscal 2006. Additionally, we have available a short-term line of credit from JP Morgan Chase Bank, N.A. of $10.0 million dollars, which allows us the flexibility when determining expansion efforts for increased capacity. We believe that we have the operating cash to support operations and our continued growth.

Our working capital continues to improve. At June 30, 2006, we had working capital of $49.9 million as compared to working capital of $41.4 million at the end of March 31, 2006. At the end of Q1 fiscal 2007 we had shareholders’ equity of $65.7 million as compared to $56.4 million at the end of March 2006

“The first quarter of 2007 represented an improvement in net income primarily as a result of increased sales and improvement on gross profit compared to the corresponding period of 2006. Sequentially the improvement in net income for first quarter 2007 verses fourth quarter fiscal 2006 is primarily due to a more realistic level of expense in our non-cash R&D expense and our continued strong sales. This, combined with maintaining control of our SG&A expense as a percentage of sales, was key to our solid performance.”

Mr. Movens added, “We believe we currently have the capacity to support our growth through fiscal 2008 and are taking measures to increase our capacity for the foreseeable future. We have invested in additional personnel to fortify our staff and provide for succession planning. We have added the necessary equipment and systems to improve throughput, streamline our operation and maintain or improve quality.”

“Pricing pressures are expected to continue in fiscal 2007 as they have over the past few years. This is due in part to increased competition, customer mergers and acquisitions. Continued price erosion could result in lower growth rates and gross margins for fiscal 2007. We have and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, improved productivity and maintaining control of operational overheads and gain cost reductions,” Mr. Movens added.

More detailed information on the quarter’s results will be available in our Form 10 Q which will be publicly available this week.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements arebased on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf- stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

UNAUDITED STATEMENTS OF OPERATIONS

	Quarter ended June 30,

	2006	2005

Net sales	24,751,146	17,612,531
Cost of goods sold	11,743,174	9,450,818

Gross profit	13,007,971	8,161,713

Selling, general and administrative expenses	2,116,440	1,704,633
Research and development costs - affiliate – non cash	4,379,200	3,242,240
Research and development costs - other	1,697,160	1,629,907

Operating income	4,815,172	1,584,933

Other income
Interest income	130,920	27,143
Other income	39,832	4,170

Other income	170,752	31,313

Net income	4,985,924	1,616,246

Net income per common share
Basic	0.19	0.06
Diluted	0.13	0.05

Weighted number of Shares
Basic	26,422,321	26,362,773
Diluted	38,185,021	33,272,376

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